Exhibit 99.1

iHeartMedia Completes Comprehensive Exchange Transactions

NEW YORK – December 23, 2024 – iHeartMedia, Inc. (NASDAQ: IHRT) (“iHeartMedia” or the “Company”) today announced the successful completion of its previously announced comprehensive exchange transactions of iHeartCommunications, Inc.’s (“iHeartCommunications”) outstanding 6.375% Senior Secured Notes due 2026 (the “2026 Secured Notes”), 5.25% Senior Secured Notes due 2027 (the “2027 Secured Notes”), 4.75% Senior Secured Notes due 2028 (the “2028 Secured Notes”), 8.375% Senior Notes due 2027 (the “Unsecured Notes”) and senior secured term loans due 2026 (the “Existing Term Loans”) (collectively, the “Existing Debt”) for new 9.125% Senior Secured First Lien Notes due 2029, 7.750% Senior Secured First Lien Notes due 2030, 7.000% Senior Secured First Lien Notes due 2031, 10.875% Senior Secured Second Lien Notes due 2030 and senior secured first lien term loans due 2029, respectively, in each case issued by iHeartCommunications (collectively, the “Exchange Offers”).

Approximately $4.8 billion (or 92.2%) of the aggregate principal amount of the Existing Debt participated in the Exchange Offers, which expired at 9:00 a.m., New York City time, on December 18, 2024 (the “Expiration Time”).

As a result of the transactions, iHeartMedia has extended the vast majority of its debt maturities by three years; its consolidated annual net cash interest payments are expected to remain relatively flat; and the Company has reduced its total debt by over $440 million. The completion of the Exchange Offers results in a strengthened capital structure that provides iHeartMedia with extended maturities which increases its flexibility to execute on its strategy and business initiatives.

As of the Expiration Time, approximately $755.4 million (or 94.4%) of the aggregate principal amount of the 2026 Secured Notes, approximately $743.0 million (or 99.1%) of the aggregate principal amount of the 2027 Secured Notes, approximately $223.1 million (or 44.6%) of the aggregate principal amount of the 2028 Secured Notes, approximately $844.0 million (or 92.1%) of the aggregate principal amount of the Unsecured Notes, in each case, were tendered in the Exchange Offers and approximately $2,258.7 million (or 99.7%) of the aggregate principal amount of the Existing Term Loans participated in the Exchange Offers.

Additional details on the completion of the comprehensive exchange transactions are included in a Form 8-K filed today.

Simpson Thacher & Bartlett LLP served as counsel and PJT Partners served as financial advisor to the Company. Davis Polk & Wardwell LLP served as counsel and Perella Weinberg Partners served as financial advisor to an ad hoc group of certain of the holders of the Existing Debt.

About iHeartMedia, Inc.

iHeartMedia, Inc. [Nasdaq: IHRT] is the leading audio media company in America, with 90% of Americans listening to iHeart broadcast radio in every month. iHeart’s broadcast radio assets alone have a larger audience in the U.S. than any other media outlet; twice the size of the next largest broadcast radio company; and over four times the ad-enabled audience of the largest digital only audio service. iHeart is the largest podcast publisher according to Podtrac, with more downloads than the next two podcast publishers combined, has the most recognizable live events across all genres of music, has the number one social footprint among audio players, with seven times more followers than the next audio media brand, and is the only fully integrated audio ad tech solution across broadcast, streaming and podcasts. The company continues to leverage its strong audience connection and unparalleled consumer reach to build new platforms, products and services. Visit iHeartMedia.com for more company information.

Media

Wendy Goldberg

Chief Communications Officer

(212) 377-1105

wendygoldberg@iheartmedia.com

Investors

Mike McGuinness

EVP, Deputy CFO, and Head of Investor Relations

(212) 377-1336

mbm@iheartmedia.com

# # #